University General Health System Acquires Robert Horry Center for Sports and Physical Rehabilitation

HOUSTON, TX -- (Marketwire - August 27, 2012) - University General Health System, Inc. (OTCQB: UGHS) (PINKSHEETS: UGHS) ("University General" or "the Company"), a diversified, integrated multi-specialty health care delivery system, today announced the acquisition of the Robert Horry Center for Sports and Physical Rehabilitation Center in southwest Houston. This is the third physical therapy clinic to be acquired and further expands the number of hospital outpatient departments owned and operated by the Company's flagship University General Hospital. The Robert Horry Center was acquired for an undisclosed amount of cash.

"The superb quality of care and excellent reputation of the Robert Horry Center reflect the high standards that guide the continued expansion of our regional health network within the Houston metropolitan area," stated Hassan Chahadeh, MD, Chairman and Chief Executive Officer of University General Health System, Inc. "This expansion is expected to increase University General's annual revenue by over $1 million during 2013, and we are delighted to be associated with Mr. Horry and his team of professionals."

"We are eager to join University General's regional health care delivery system, as its philosophy of patient care and concierge service is highly compatible with our existing center," stated Robert Horry, President and Founder of the Robert Horry Center for Sports and Physical Rehabilitation. "We look forward to expanding together in the Houston market."

Mr. Horry is a Houstonian who retired from the National Basketball Association after 16 years as a professional player with such teams as the Houston Rockets, Los Angeles Lakers, Phoenix Suns, and San Antonio Spurs. He is one of only two NBA players to win championships with three different teams.

About University General Health System, Inc.

University General Health System, Inc. is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, two diagnostic imaging centers, three physical therapy clinics, a sleep clinic, and a Hyperbaric Wound Care Center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's Form 10-K, Form 10-Q and other periodic filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Donald Sapaugh
President
(713) 375-7557
dsapaugh@ughs.net

Craig Allison
Investor Relations
(914) 630-7429
callison@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com